EXHIBIT 99.1
PRESS RELEASE DATED NOVEMBER 6, 2002

[GRAPHIC OF SOURCECORP]

SOURCECORPTM REPORTS 2002 THIRD QUARTER RESULTS

Revenue and Earnings Increase Over Q2 Results

DALLAS, November 6, 2002 – SOURCECORPTM (Nasdaq: SRCP), one of the nation’s leading providers of business process outsourcing solutions, today reported 2002 third quarter diluted earnings per share of $.44 with revenue of $107.5 million, in line with the financial guidance provided by the Company in August.

Third Quarter Summary

Ed H. Bowman, Jr., President and CEO of SOURCECORP said, “The Company’s overall business and financial results continued to improve sequentially during the third quarter. Revenue increased by approximately 1.6 percent, compared with the Company’s revenue for the second quarter of 2002. The Company’s revenue mix for the quarter reflected continued increases from its Legal Claims Administration business compared to the most recent three quarters, in addition to increases from its Legal Consulting Services segment. The Company produced strong cash flow results and reduced its outstanding debt balance during the quarter.”

During the third quarter, the Company closed sales anticipated to produce total revenue of approximately $47.4 million, including amounts expected to be recognized in future years. These new sales included six large sales, each for more than $1 million in total expected revenue, five of which were with new customers. Mr. Bowman added, “These third quarter new business results represented a significant increase over our second quarter results, as expected. Year-to-date, we have added approximately $118 million in new business sales, which give us additional revenue visibility into 2003 and beyond.”

Summary of Financial Highlights
(in $ millions, except for earnings per share data)

	Q3 2002	Q2 2002	Change
Revenue	$107.5	$105.8	1.6%
Operating Income	$14.0	$14.0	0%
Net Income	$7.7	$7.5	2.7%
Diluted EPS	$.44	$.42	4.8%

The Company produced cash flow from operations of $19.6 million for the third quarter of 2002, a sequential increase of 54 percent from the second quarter of 2002. Days sales outstanding during the third quarter declined sequentially by 3 business days to 49 business days, within the Company’s expected range for the quarter. As of September 30, the Company’s debt to total capital ratio was 25 percent and the outstanding balance on the Company’s credit facility was $100.5 million.

Company Financial Outlook

The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information.

The Company’s guidance for its fourth quarter of 2002 and first quarter of 2003 for revenue and earnings per share is as follows:

•	Fourth quarter, 2002 revenues and earnings per share of approximately $104 to $108 million and $.42 to $.46, respectively, and

•	First quarter, 2003 revenues and earnings per share of approximately $104 to $108 million and $.40 to $.46, respectively.

This guidance is based upon a number of key business factors, which include the timing and volume of customer projects, particularly with Legal Claims; continued ramp-up of transaction volumes with the Company’s newer large business process outsourcing contracts; continuing volumes at expected levels with existing business process outsourcing engagements; and continued funding for existing state and local government outsourcing engagements. The range of earnings per share guidance reflects an expected increase in the effective tax rate from 38% to 40% beginning in 2003, based upon preliminary analysis to be completed during the first quarter of 2003.

ABOUT SOURCECORPTM

SOURCECORP, Incorporated is a leading provider of value-added business process outsourcing solutions to clients nationwide. SOURCECORP targets information intensive, technology oriented, application driven industry segments, such as healthcare, legal, financial services and government, leveraging its expertise and experience in business processes for these and other similar business profiles. Headquartered in Dallas, the Company employs approximately 9,000 people and operates in over 40 states, Washington D.C., Puerto Rico, and Mexico.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. In June 2001, the Company was cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has previously been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law. The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our rapid growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers’ needs for our services, of a change in the degree to which companies continue to outsource business processes, as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690
Lon Baugh, Director, Investor Relations: 214.740.6683

SOURCECORP™
Summary of Financial Data
In Thousands (Except Earnings Per Share)

	Three Months Ended
	September 30, 2002	June 30, 2002
	(Unaudited)
	Actual	Actual
Total Revenue	$107,465	$105,787
Cost of Services	64,683	63,332
Depreciation	3,578	3,644

Gross Profit	39,204	38,811
SG&A	25,154	24,754
Amortization	89	89

Operating Income	13,961	13,968
Other (income) expense	1,602	1,863

Income before income taxes	12,359	12,105
Provision for income taxes	4,696	4,600

Net Income	$7,663	$7,505

Weighted Avg. Shares
Basic	17,358	17,304
Diluted	17,369	17,887

Earnings Per Share
Basic	$0.44	$0.43

Diluted	$0.44	$0.42

SOURCECORP™
Summary of Financial Data
In Thousands (Except Earnings Per Share)

	Three Months Ended September 30,
	2002	2001
	(Unaudited)
	Actual	Pro-Forma (1),(2)
Total Revenue	$107,465	$105,150
Cost of Services	64,683	60,628
Depreciation	3,578	3,010

Gross Profit	39,204	41,512
SG&A	25,154	23,110
Amortization	89	—	(2)

Operating Income	13,961	18,402
Other (income) expense	1,602	2,260

Income before income taxes	12,359	16,142
Provision for income taxes	4,696	5,892	(2)

Net Income	$7,663	$10,250

Weighted Avg. Shares
Basic	17,358	16,969
Diluted	17,369	17,779

Earnings Per Share
Basic	$0.44	$0.60	(2)

Diluted	$0.44	$0.58	(2)

Operating results for 2001 include the following pro-forma adjustments in order to improve year-over-year comparability. Refer to SOURCECORP’s Form 8-K filed with the Securities and Exchange Commission on May 9, 2002 for further explanation and disclosure of pro-forma adjustments.

(1)  2001 strategic realignment plan
•	Operating results of businesses divested in the second and third quarters of 2001;
•	Charges for doubtful accounts principally related to divested businesses;
•	One-time charges principally related to losses and expenses on divested units; and
•	One-time charge for previously unamortized deferred debt costs associated with the credit facility terminated by the Company in April 2001.

(2)  Adoption of new accounting pronouncement
Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 discontinues amortization expense of goodwill and other intangible assets with indefinite useful lives on a prospective basis. For the three months ended September 30, 2001, goodwill amortization of $2,445 and the related tax benefit of $687 have been excluded for comparative purposes.

SOURCECORP™
Summary of Financial Data
In Thousands (Except Earnings Per Share)

	Nine Months Ended
	September 30, 2002	September 30, 2001
	(Unaudited)
	Actual	Pro-Forma (1),(2)
Total Revenue	$316,536	$319,253
Cost of Services	190,216	183,445
Depreciation	10,672	9,646

Gross Profit	115,648	126,162
SG&A	76,182	68,123
Amortization	267	—	(2)

Operating Income	39,199	58,039
Other (income) expense	5,052	7,127

Income before income taxes	34,147	50,912
Provision for income taxes	12,976	18,583	(2)

Net Income	$21,171	$32,329

Weighted Avg. Shares
Basic	17,319	16,569
Diluted	17,688	17,352

Earnings Per Share
Basic	$1.22	$1.95	(2)

Diluted	$1.20	$1.86	(2)

Operating results for 2001 include the following pro-forma adjustments in order to improve year-over-year comparability. Refer to SOURCECORP’s Form 8-K filed with the Securities and Exchange Commission on May 9, 2002 for further explanation and disclosure of pro-forma adjustments.

(1)  2001 strategic realignment plan
•	Operating results of businesses divested in the second and third quarters of 2001;
•	Charges for doubtful accounts principally related to divested businesses;
•	One-time charges principally related to losses and expenses on divested units; and
•	One-time charge for previously unamortized deferred debt costs associated with the credit facility terminated by the Company in April 2001.

(2)  Adoption of new accounting pronouncement
Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 discontinues amortization expense of goodwill and other intangible assets with indefinite useful lives on a prospective basis. For the nine months ended September 30, 2001, goodwill amortization of $6,735 and the related tax benefit of $1,795 have been excluded for comparative purposes.

SOURCECORP TM
CONSOLIDATED BALANCE SHEETS
In Thousands

ASSETS	September 30, 2002	December 31, 2001
	(Unaudited)
CURRENT ASSETS
Cash	$5,976	$7,182
Accounts receivable (net)	87,486	88,547
Deferred tax asset	9,834	9,805
Other current	7,000	8,999

Total current assets	110,296	114,533

Property, plant & equipment (net)	40,862	41,942
Goodwill and other intangibles (net)	319,205	298,519
Other noncurrent	9,255	8,077

Total Assets	$479,618	$463,071

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$67,471	$51,087
Current maturities of long-term obligations	208	324
Income taxes payable, current and deferred	107	4,588

Total current liabilities	67,786	55,999

Long-term debt	100,310	116,055
Deferred taxes and other long-term liabilities	15,112	19,844

Total Liabilities	183,208	191,898

STOCKHOLDERS’ EQUITY
Common stock	176	174
Additional paid-in-capital	207,538	204,086
Treasury stock	(982)	(982)
Other Comprehensive Income	(630)	(1,242)
Retained earnings	90,308	69,137

Total stockholders’ equity	296,410	271,173

Total liabilities and stockholders’ equity	$479,618	$463,071

SOURCECORP™
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands

	Nine Months Ended September 30,
	2002	2001
	(Unaudited)
Net Income (loss)	$21,171	$(22,473)

Adjustments to reconcile net income (loss) to cash provided by operating activities

Special Charges	—	62,584
Depreciation and amortization	10,939	18,709
Deferred tax provision (benefit)	6,512	(5,059)
Loss on sale of property, plant, and equipment	242	—
Changes in working capital	4,171	(15,517)

Net cash provided by operating activities	43,035	38,244

Net cash used for investing activities	(28,053)	(54,263)

Net cash (used for) provided by financing activities	(16,188)	12,269

Net decrease in cash and cash equivalents	(1,206)	(3,750)

Cash and cash equivalents, beginning of period	7,182	9,504

Cash and cash equivalents, end of period	$5,976	$5,754